Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2005  RESULTS

Lake Forest, IL  July 18, 2005 – Packaging Corporation of America (NYSE: PKG) today reported second quarter 2005 net income of $28 million, or $0.26 per share, compared to second quarter 2004 net income of $12 million, or $0.11 per share.  Second quarter 2005 earnings includes $0.06 per share from a dividend paid by Southern Timber Venture, a timberlands joint venture in which PCA holds a 31% ownership interest.  Net sales for the second quarter were $519 million, up 11%, compared to $467 million in the second quarter of 2004.

Net income for the first six months of 2005 was $40 million, or $0.37 per share, compared to    $6 million, or $0.05 per share, for the first six months of 2004.  Net sales for the first six months of 2005 were $1,009 million compared to $899 million in the first six months of 2004.

The increase in earnings, compared to last year’s second quarter, was driven primarily by higher pricing for both containerboard and corrugated products, which totaled $0.19 per share, and the Southern Timber Venture dividend of $0.06 per share.  These improvements were partially offset by higher costs for transportation, fiber, purchased fuels and labor and benefits which together totaled approximately $0.09 per share.

PCA’s corrugated products shipments, including two months of operations from our Midland Container acquisition, were up 2.7% compared to last year’s second quarter.  Excluding this acquisition, our corrugated products shipments were up 1.3%.  Year-to-date, corrugated products volume was up 4.2% (3.4% excluding Midland), and containerboard production was 585,000 tons, up 1.4% compared to last year’s second quarter.  PCA containerboard inventories at our mills and box plants remained flat compared to end of the first quarter levels.

Paul T. Stecko, Chairman and CEO of PCA, said, “We had a solid quarter operationally both in our mills and box plants, and were pleased with the returns from our investment in Southern Timber Venture.   Our corrugated products volume continued to improve even against a very tough comparable (up 9.6% last year), and our inventories remain at targeted levels.  Cost escalation does continue to be a problem, particularly with transportation and other fuel related expenses.”

“Looking forward”, Mr. Stecko added, “price is the major issue as trade publications reported a drop in containerboard prices in May and again in July.  As a result of these decreases, we expect third quarter earnings to be about $0.11 per share.  Industry inventories, as reported today by the Fibre Box Association, remain relatively low by historic standards at 2.558 million tons.  This represents the fifth lowest June inventory level in the last 15 years, and with any meaningful improvement in demand, business dynamics could improve fairly rapidly.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.9 billion in 2004. PCA operates four paper mills and 69 corrugated product plants in 28 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 2nd Quarter 2005 Earnings Conference Call

WHEN:	Tuesday, July 19, 2005
10:00 a.m. Eastern Time

NUMBER:	(866) 244-4526 (U.S. and Canada) and (703) 639-1172 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 19, 2005 1:00 p.m. Eastern Time through
August 4, 2005 1:00 a.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International)
Passcode: 574495

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under the exhibit “Risk Factors” in PCA’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2005	2004

Net sales	$519.3	$467.4
Cost of sales	(423.4)	(396.7)

Gross profit	95.9	70.7
Selling and administrative expenses	(37.5)	(32.4)
Other income, net	8.7	0.2
Corporate overhead	(12.8)	(10.5)

Income before interest and taxes	54.3	28.0
Interest expense, net	(7.1)	(7.5)

Income before taxes	47.2	20.5
Provision for income taxes	(19.4)	(8.2)

Net income	$27.8	$12.3

Earnings per share:
Basic earnings per share	$0.26	$0.12
Diluted earnings per share	$0.26	$0.11

Basic common shares outstanding	107.4	106.2
Diluted common shares outstanding	108.2	107.5

Supplemental financial information (in millions):
Capital spending	$32.0	$26.2
Long term debt	$695.0	$694.7
Cash balance	$165.5	$97.3

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2005	2004

Net sales	$1,008.8	$898.7
Cost of sales	(839.6)	(787.4)

Gross profit	169.2	111.3
Selling and administrative expenses	(72.7)	(64.7)
Other income (expense), net	9.7	(1.0)
Corporate overhead	(24.4)	(20.8)

Income before interest and taxes	81.8	24.8
Interest expense, net	(14.1)	(14.9)

Income before taxes	67.7	9.9
Provision for income taxes	(27.3)	(4.2)

Net income	$40.4	$5.7

Earnings per share:
Basic earnings per share	$0.38	$0.05
Diluted earnings per share	$0.37	$0.05

Basic common shares outstanding	107.2	106.0
Diluted common shares outstanding	108.1	107.3

Supplemental financial information:
Capital spending	$68.9	$55.4